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     [TWA LOGO]                                                    EXHIBIT 10.52

     TRANS WORLD AIRLINES, INC.
     One City Centre
     515 North Sixth Street
     St. Louis, Missouri  63101
     Telephone: 314-589-3264

     RICHARD P. MAGURNO
     Senior Vice President and                   July 30, 1996
     General Counsel

Mr. Robert A. Peiser
326 Lakewood Drive
Bloomfield Hills, Michigan  48304

Dear Mr. Peiser:

        This will confirm our agreement concerning the termination of your employment with Trans World Airlines, Inc. ("TWA"). In this connection, TWA and you have agreed as follows:

1.  Your employment by TWA will terminate as of August 15, 1996.

2. On the eighth day following your execution of this Agreement, you will receive: (a) twelve months severance pay in the aggregate amount of $231,816.00, which will be paid to you in a lump sum (less any applicable federal and state income and employment tax withholdings); and (b) all earned but unpaid compensation through the date of termination, as well as any accrued vacation, sick pay or other accrued but unpaid benefits which are generally payable to employees on termination of employemnt or that have been otherwise agreed upon, in the aggregate amount of $37,344.72 (less any applicable federal and state income and employment tax withholdings).

3. The non-qualified stock options issued to you under TWA's Key Employee Stock Incentive Program ("KESIP") will be treated as 67% vested and such vested options will be exercisable by you in accordance with the tems of the KESIP until their expiration on December 16, 1999. All remaining unvested options lapsed as of August 15 1996. If during the term of your stock options the senior officers of TWA receive any increase in the number of their options by reason of a recomputation of the number of shares outstanding at December 16, 1995, a similar increase, all of which shall be vested, pro rata to your vested options will be provided to you.

4. You will be entitled to Class 1 pass privileges for you and your spouse and your dependent children the for the remainder of your life and that of your spouse. A non-ID Term Pass will be issued to you, and when you receive it you will promptly return your current ID term pass to the undersigned on behalf of TWA. Use of the above pass will be subject to TWA's pass policy and applicable restrictions published in its Management Policy and Procedure Manual, as the same may be in effect from time to time. You will promptly return to the undersigned on behalf of TWA all term passes issued to you by other air carriers.

5. All retirement benefits to which you are entitled under TWA's Retirement Savings Plan for Non-Contract Employees are vested.
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Mr. Robert A. Peiser
July 30, 1996
Page 2


6. All TWA life insurance and medical and dental insurance currently provided to you and your spouse and dependent children by TWA will be maintained in force and effect by TWA under the same terms and conditions currently in effect, including but not limited to the payment by you of fees for additonal life insurance and ADDM coverage, for the period until the earlier of (i) the date you are re-employed full time and become covered by your new employer's comparable benefit plans or (ii) the expiration of twelve (12) months after August 15, 1996. Any generally applicable changes in the terms and conditions of such coverage which may hereafter be made shall also apply to you and your spouse during the period specified.

7. TWA will provide professional out placement services to you (which will include office space and secretarial assistance as required for out placement) for a period until the earlier of (i) the date you are re-employed full time or (ii) the expiration of twelve (12) months after August 15, 1996.

8. You will continue to be entitled, with respect to claims by third parties against you in your capacity as an officer of TWA or an officer or director of any of its subsidiaries relating to periods which you were employed by TWA, to be indemnified under the provisions of TWA's bylaws and to be covered by such officers' and directors' liability insurance coverage as shall be maintained by TWA from time to time.

9. You will upon execution of this letter agreement return to the undersigned on behalf of TWA any computers and all accessories, software and appurtenances thereto, or pages, which are the property of or leased by TWA and in your possession, and all other TWA property, documents or material that may be in your possession.

10. You agree that for a period of two (2) years after the termination of your employment with TWA you will not for any reason solicit (or assist or encourage the solicitation of) any employee of TWA or any of its subsidiaries or affiliated companies to be employed by you or any entity in which you own or expect to own an equity interest in excess of five (5) percent of any class of the outstanding securities thereof, or by which you are employed or for which you serve or expect to serve in any capacity.
    For purposes of this paragraph, the term "solicit" shall mean your contacting or providing information to others who may be expected to contact, any employee of TWA or of any of its subisidiaries or affiliated companies regarding their employment status, job satisfaction, interest in seeking employment with you, any person affiliated with you or by whom you are employed or any other person or concerning any related matter, but shall not include general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of TWA or any of its subsidiaries or affiliated companies.
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Mr. Robert A. Peiser
July 30, 1996
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11.     You agree to make yourself reasonably available (taking into consideration your then current employment circumstances) and to cooperate with TWA as may be reasonably necessary in connection with any litigation or other proceedings which have arisen or may arise, directly or indirectly, out of or in connection with the performance of your duties while you were employed by TWA. TWA will compensate you for said services pursuant to its standard compensation of an hourly rate based upon your last salary while still employed by TWA or, if greater your then current salary. You agree not to serve as an expert witness or otherwise testify against TWA in any litigation against TWA brought by any third parties unless you are under a court order or subpoena to do so. You will promptly notify TWA if you are so subpoenaed or ordered by any court to so testify in any litigation against TWA.

12.     You agree:

        a) That you will not disclose or make public to anyone, or release to the media any nonpublic TWA commercial, operational or financial information, including costs, strategies, forecasts or trade secrets for a period of twelve (12) months after your signing this Agreement, unless you are under a court order or subpoena to do so.

        b) That you will not discuss or disclose to the media the circumstances or terms of your termination of employment from TWA for a period of two (2) years after your signing this Agreement.

        c) With the exception of claims arising out of any breach of this Agreement, you irrevocably and unconditionally release, remise, acquit and forever discharge TWA, its past and present shareholders, subsidiaries, divisions, controlling parties, officers, directors, agents, employees, successors and assigns (separately and collectively "TWA Releases") jointly and individually, of and from any and all claims, demands, causes of action, obligations, damages or liabilities in law or in equity, arising from all bases, however denominated, known or unknown, directly or indirectly arising out of or relating to your employment by TWA and the termination thereof, including but not limited to any and claims of employment discrimination under any federal, state or local law, rule or regulation. This release extends to any relief, no matter how denominated, including but not limited to back pay, front pay, reinstatement, compensatory damages, punitive damages or damages from pain and suffering. You further agree that you will not file nor permit to be filed on your behalf any such claim, will not permit yourself to be a member of any class seeking relief against TWA Releases, and will not counsel or assist in the prosecution of any claims against the TWA Releasees, whether those claims are on behalf of yourself or others, unless you are under a subpoena court order compelling you to do so.

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Mr. Robert A. Peiser
July 30, 1996
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        d)      This Agreement is intended to be a total accord, settlement and satisfaction of any and all claims which you have or may have had against the TWA Releasees, including but not limited to any and all contract, tort, and statutory claims, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C.
                section 621 et. seq., the Civil Rights Act of 1991, or under any other state or federal statute or law.

        e) You further acknowledge that the only consideration for signing this Agreement and all that you are ever to receive from the TWA Releasees are the terms stated in this Agreement and that, except as set forth herein, no other promises or agreements of any kind have been made to you or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you have signed this Agreement as your free and voluntary act. You further acknowledge that pursuant to the terms of this Agreement you are and will be receiving benefits from TWA which are above and beyond those benefits normally provided under TWA's corporate policies and procedures governing termination of employment; that you have had a full, fair and adequate opportunity to reflect upon and consider the terms of this Agreement, to negotiate with TWA and its representatives concerning the same, and to discuss the same if desired with legal counsel of your choice; that no duress or pressure of any kind has been applied to you with respect to your entering into this Agreement; and that you are satisfied with the terms and provisions of this Agreement.

        f) The execution of this Agreement, including the general release set forth above, is knowing and voluntary and that you understand this Agreement and the general release set forth in
                (c) above. You acknowledge that you have been advised by TWA in writing to consult with an attorney prior to executing this Agreement, you have in fact consulted with an attorney prior to executing this Agreement, and you have twenty-one (21) days from tender of this Agreement within which to consider this Agreement.

                For a period of seven (7) days following his execution of this Agreement, you may revoke this Agreement and this Agreement will not become effective or enforceable until after the revocation period has expired. Said revocation must be delivered in writing on or before 5:00 PM on the 7th day after execution of this Agreement to the undersigned.

13. With the exception of claims arising out of any breach of this Agreement, TWA irrevocably and unconditionally releases, remises, acquits and forever discharges you, your past and present family, agents, personal representatives and your estate (separately and collectively "Officer Releasees") jointly and individually, of and from any and all claims, demands, causes of action, obligations, damages or liabilities, in law or in equity, arising from any and all bases,
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Mr. Robert A. Peiser
July 30, 1996
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        however denominated, known or unknown, directly or indirectly arising out of or relating to your employment by TWA and the termination thereof. This release extends to any relief, no matter how denominated. TWA further agrees that it will not file nor permit to be filed on its behalf any such claim, will not permit itself to be a member of any class seeking relief against Officer Releasees, and will not counsel or assist in the prosecution of any claims against the Officer Releasees, whether whose claims are on behalf of itself or others, unless TWA is under a subpoena court order compelling it to do so.

14. This Agreement shall be binding upon and inure to the benefit of TWA and you, to the successors and assigns of TWA and to your heirs and personal representatives.

15. This Agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements between the parties. This Agreement may only be modified in writing signed by the parties.

        If this Agreement accurately reflects our understanding, please sign the enclosed copy of this letter in the space provided and return same to me.

                                        Sincerely,


                                        TRANS WORLD AIRLINES, INC.



                                        BY /s/ Richard P. Magurno
                                          -----------------------------



Read, Acknowledged and Agreed to
this 30 day of July, 1996


/s/ Robert A. Peiser
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Robert A. Peiser